FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS DILUTED EPS OF $1.86, ROAA OF 1.46% AND ROATCE OF 17.62% FOR 2Q2022
Annualized linked-quarter loan growth of 29.9% for 2Q2022, 31.9% exclusive of PPP paydowns

NASHVILLE, TN, July 19, 2022 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $1.86 for the quarter ended June 30, 2022, compared to net income per diluted common share of $1.69 for the quarter ended June 30, 2021, an increase of approximately 10.1 percent. Net income per diluted common share was $3.51 for the six months ended June 30, 2022, compared to $3.30 for the six months ended June 30, 2021, an increase of approximately 6.4 percent.
Paycheck Protection Program (PPP) net interest income for the three months ended June 30, 2022 and 2021 was $4.1 million and $24.6 million, respectively. PPP net interest income for the six months ended June 30, 2022 and 2021 was $14.7 million and $45.5 million, respectively. PPP net interest income contributed $0.04 and $0.14 to diluted earnings per common share for the three and six months ended June 30, 2022, respectively, compared to contributions of $0.24 and $0.44 for the three and six months ended June 30, 2021, respectively.
"As we noted last quarter, inflation is anything but transitory, now prompting urgent action by the Fed and increasing the likelihood of recession,” said M. Terry Turner, Pinnacle’s president and chief executive officer. “But even with the changing economic outlook and all the uncertainty, our ability to attract and retain clients continues to fuel our outsized growth.
"During the second quarter, we experienced outsized loan growth as a result of our recent market extensions and our continued focus on recruiting experienced relationship managers. Our new markets contributed almost 25 percent of our loan growth this quarter and our relationship managers that have been in our legacy markets less than 2.5 years contributed an incremental 21 percent of this quarter’s growth. Our prolific hiring continued during the second quarter with 37 additional revenue producers, so we are well on pace to surpass our hiring successes of the past two years,” Turner said. “As to revenues, we were able to convert the recent short-term rate increases into significant growth in net interest income. And in addition to the growth in net interest income, we saw double-digit growth in many core fee categories, which coupled with BHG’s outstanding performance in the second quarter, resulted in second quarter fee revenues being the best we’ve ever experienced. Even though we enter the second half of the year fully expecting a more difficult economic landscape, we believe our second quarter results showcase why we believe we can outperform even through a more challenging operating environment."

BALANCE SHEET GROWTH:

Total assets at June 30, 2022 were $40.1 billion, an increase of approximately $4.7 billion from June 30, 2021, reflecting a year-over-year increase of 13.3 percent. A further analysis of select balance sheet trends follows:

	Balances at			Balances at
(dollars in thousands)	June 30, 2022	March 31, 2022	Linked-Quarter Annualized % Change	June 30, 2021	Year-over-Year % Change
Loans	$26,333,096	$24,499,022	29.9%	$22,897,935	15.0%
Less: PPP loans	51,100	157,180	(270.0)%	1,372,916	(96.3)%
Loans excluding PPP loans	26,281,996	24,341,842	31.9%	21,525,019	22.1%
Securities and other interest-earning assets	9,342,543	10,704,157	(50.9)%	8,641,231	8.1%
Total interest-earning assets excluding PPP loans	$35,624,539	$35,045,999	6.6%	$30,166,250	18.1%

Core deposits:
Noninterest-bearing deposits	11,058,198	10,986,194	2.6%	8,926,200	23.9%
Interest-bearing core deposits(1)	18,953,246	19,412,489	(9.5)%	16,931,439	11.9%
Noncore deposits and other funding(2)	4,496,117	3,428,850	124.5%	4,097,923	9.7%
Total funding	$34,507,561	$33,827,533	8.0%	$29,955,562	15.2%
(1): Interest-bearing core deposits are interest-bearing deposits, money market accounts, time deposits less than $250,000 and reciprocating time and money market deposits issued through the IntraFi Network.
(2): Noncore deposits and other funding consists of time deposits greater than $250,000, securities sold under agreements to repurchase, public funds, brokered deposits, FHLB advances and subordinated debt.

"During the second quarter, loan growth approximated a linked-quarter annualized rate of 29.9 percent when compared to balances at March 31, 2022. Excluding the impact of PPP loans in each period, loans increased at a linked-quarter annualized rate of 31.9 percent," Turner said. "Deposits for the second quarter increased by 3.7 percent linked-quarter annualized, while average deposits decreased by 0.7 percent linked-quarter annualized, which we believe is consistent with national trends. Much of the deposit outflows during the second quarter occurred in the early stages of the quarter, likely due to tax payments, which again, we believe is consistent with national trends. We are encouraged that end-of-period and average balances of our noninterest-bearing deposit accounts actually increased during the quarter."

PRE-TAX, PRE-PROVISION NET REVENUES (PPNR):

Pre-tax, pre-provision net revenues (PPNR) for the quarter ended June 30, 2022 were $194.0 million an increase of 17.4 percent from the $165.3 million recognized in the quarter ended June 30, 2021.

	Three months ended			Six months ended
	June 30,			June 30,
(dollars in thousands)	2022	2021	% change	2022	2021	% change
Revenues:
Net interest income	$264,574	$233,225	13.4%	$504,049	$456,095	10.5%
Noninterest income	125,502	98,207	27.8%	228,998	190,916	19.9%
Total revenues	390,076	331,432	17.7%	733,047	647,011	13.3%
Noninterest expense	196,038	166,140	18.0%	378,699	320,836	18.0%
Pre-tax, pre-provision net revenue (PPNR)	$194,038	$165,292	17.4%	$354,348	$326,175	8.6%
Adjustments:
Investment (gains) losses on sales of securities, net	—	(366)	NM	61	(366)	NM
ORE expense (benefit)	86	(657)	NM	191	(670)	NM
Adjusted PPNR	$194,124	$164,269	18.2%	$354,600	$325,139	9.1%

•Revenue per fully diluted common share was $5.14 for the three months ended June 30, 2022, compared to $4.52 for the first quarter of 2022 and $4.37 for the second quarter of 2021, a 17.6 percent year-over-year growth rate.

•Net interest income for the quarter ended June 30, 2022 was $264.6 million, compared to $239.5 million for the first quarter of 2022 and $233.2 million for the second quarter of 2021, a year-over-year growth rate of 13.4 percent.
◦Revenues from PPP loans approximated $4.1 million in the second quarter of 2022, compared to $10.7 million in the first quarter of 2022 and $24.6 million in the second quarter of 2021. At June 30, 2022, remaining unamortized fees for PPP loans were approximately $1.1 million.
◦Included in net interest income for the second quarter of 2022 was $1.6 million of discount accretion associated with fair value adjustments, compared to $1.7 million of discount accretion recognized in the first quarter of 2022 and $3.3 million in the second quarter of 2021. There remains $5.6 million of purchase accounting discount accretion as of June 30, 2022.
•Noninterest income for the quarter ended June 30, 2022 was $125.5 million, compared to $103.5 million for the quarter ended March 31, 2022, a linked-quarter annualized increase of 85.1 percent. Compared to $98.2 million for the second quarter of 2021, noninterest income grew 27.8 percent year-over-year.
◦Wealth management revenues, which include investment, trust and insurance services, were $21.8 million for the second quarter of 2022, compared to $20.7 million for the first quarter of 2022, a linked-quarter annualized increase of 21.7 percent. Wealth management revenues were up 32.5 percent year-over-year compared to $16.5 million reported in the second quarter of 2021.
◦Service charges on deposit accounts were $11.6 million for the quarter ended June 30, 2022, compared to $11.0 million for the quarter ended March 31, 2022 and $8.9 million for the quarter ended June 30, 2021. Future service charge revenues will be impacted by changes in the firm's insufficient funds and overdraft programs announced earlier this month. The firm believes that the impact of these changes could amount to approximately $2.9 million in reduced service charge revenue annually, or approximately $700,000 on a quarterly basis.
◦Income from the firm's investment in BHG was a record $49.5 million for the quarter ended June 30, 2022, up from $33.7 million for the quarter ended March 31, 2022 and $32.1 million for the quarter ended June 30, 2021. During the second quarter of 2022, BHG placed approximately $505 million in loans with community banks through its auction platform compared to approximately $323 million in the first quarter of 2022. Additionally, BHG completed its fifth securitization during the second quarter of 2022 for approximately $300 million in funding secured by previously funded loans. This was the second securitization completed in 2022 and BHG anticipates that it may complete more securitizations in the second half of the year.
◦Other noninterest income was $40.4 million for the quarter ended June 30, 2022, compared to $34.1 million for the quarter ended March 31, 2022 and $33.7 million for the quarter ended June 30, 2021, a linked-quarter annualized increase of 74.4 percent and year-over-year growth of 20.0 percent, respectively.
▪Second quarter 2022 gains from market valuation adjustments in investments in joint ventures and other funds were $6.7 million, compared to $1.7 million in the first quarter of 2022 and $7.0 million in the second quarter of 2021.
▪As previously announced, on March 1, 2022, Pinnacle Bank acquired the remaining equity of JB&B Capital, LLC ("JB&B"), a commercial equipment financing business headquartered in Knoxville, TN, in a cash transaction. Pinnacle had previously acquired 20 percent of JB&B's equity in 2017. For the six months ended June 30, 2022, net income per diluted common share was favorably impacted by $0.04 per share as a result of the acquisition of JB&B, which includes approximately $5.5 million of gains resulting from remeasurement of Pinnacle's previous 20 percent investment in

JB&B offset in part by approximately $1.0 million of provision for credit losses recorded in accordance with CECL for the loans and leases at JB&B outstanding at the closing. Loan and lease balances attributable to the JB&B acquisition approximated $109.7 million at June 30, 2022 compared to $60.7 million at March 31, 2022.
•Noninterest expense for the quarter ended June 30, 2022 was $196.0 million, compared to $182.7 million in the first quarter of 2022 and $166.1 million in the second quarter of 2021, reflecting a linked-quarter annualized growth rate of 29.3 percent and a year-over-year increase of 18.0 percent.
◦Salaries and employee benefits were $126.6 million in the second quarter of 2022, compared to $121.9 million in the first quarter of 2022 and $110.8 million in the second quarter of 2021, reflecting a linked-quarter annualized growth rate of 15.6 percent and a year-over-year increase of 14.2 percent.
▪Total full-time equivalent associates amounted to 3,074.0 associates at June 30, 2022, compared to 2,706.0 full-time equivalent associates at June 30, 2021, an increase of 13.6 percent.
▪Costs related to the firm's incentive plans increased to $31.8 million in the second quarter of 2022 compared to $25.9 million in the first quarter of 2022 due to increased personnel as well as increased earnings and PPNR which are primary factors in determining the costs of the firm's incentive compensation awards.
◦Noninterest expense categories, other than salaries and employee benefits, were $69.4 million in the second quarter of 2022, compared to $60.8 million in the first quarter of 2022 and $55.3 million in the second quarter of 2021, reflecting a linked-quarter annualized growth rate of 56.7 percent and a year-over-year increase of 25.5 percent. The second quarter 2022 increase was the result of additional equipment and occupancy expenses, marketing and business development expenses as well as increased expenses related to our credit card programs.

"We continue to highlight PPNR and our efforts to grow PPNR regardless of the economic cycle," said Harold R. Carpenter, Pinnacle’s chief financial officer. "Our PPNR results were outstanding in the second quarter. We continue to be successful in battling the revenue headwinds from reduced PPP, declines in residential mortgage lending and, of course, inflation. Loan growth, as well as the impact of the rising short-term rate environment, contributed to an increase of $25.1 million in net interest income in the second quarter of 2022 as compared to the first quarter of 2022, or $31.7 million when excluding the impact of a net reduction in PPP net interest income of $6.6 million. Also, BHG had another phenomenal quarter. We anticipated a strong second quarter from BHG but are not expecting similar performance in the second half of 2022 as BHG's decision to place more loans into their auction platform in the second quarter than they would have otherwise anticipated is likely to negatively impact BHG's results in the second half of 2022.
"As to expenses, compensation costs increased approximately 14 percent over the same quarter last year, due primarily to increased headcount, annual merit raises and higher incentive accruals. We are optimistic that our hiring model will continue to provide us even more opportunities to add revenue producers this year. As a result, including the impact of inflation and the acquisition of JB&B in the first quarter of this year, we continue to believe our total 2022 noninterest expense should approximate a mid-teens percentage increase over that of 2021."

PROFITABILITY:

	Three months ended			Six months ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net interest margin	3.17%	2.89%	3.08%	3.03%	3.05%
Efficiency ratio	50.26%	53.26%	50.13%	51.66%	49.59%
Return on average assets	1.46%	1.32%	1.46%	1.39%	1.44%
Return on average tangible common equity (TCE)	17.62%	15.63%	17.32%	16.63%	17.24%
Book value per common share	$66.74	$66.30	$64.19	$66.74	$64.19
Tangible book value per common share	$42.08	$41.65	$39.77	$42.08	$39.77

•Net interest margin was 3.17 percent for the second quarter of 2022, compared to 2.89 percent for the first quarter of 2022 and 3.08 percent for the second quarter of 2021. Net interest margin for the six months ended June 30, 2022 was 3.03 percent compared to 3.05 percent for the six months ended June 30, 2021.
◦Impacting the firm’s net interest margin in the first and second quarters of 2022 and second quarter of 2021 was the impact of PPP loans, while the firm’s decision early in the pandemic to maintain additional on-balance sheet liquidity also impacted net interest margin in 2021. The firm estimates its first and second quarter 2022 net interest margin was negatively impacted by approximately 29 and 12 basis points, respectively, compared to approximately 17 basis points for the second quarter 2021 as a result of these factors.

"We are very excited about our profitability metrics in the second quarter," Carpenter said. "With the rate environment being very much in a state of transition after several years of rates holding fairly steady, there was much discussion about how our balance sheet would respond. We still believe our balance sheet is positioned more conservatively than most from an interest rate risk perspective but now that we are essentially through our loan floors, we believe we have significant opportunities to continue margin expansion going into the third quarter. Thus far, our on-the-spot interest rates from our data systems indicate that our loan yields have increased by approximately 68 basis points from the mid-March 2022 rate increase through last night while deposit spot rates have increased by approximately 34 basis points for the same period. We are pleased with how our relationship managers are working with their clients and setting expectations for the next several quarters. We believe further margin expansion in the third quarter is likely. The key to all of this is our rapid loan growth and the impact it has on our revenue base.
"Additionally, the impact of increased rates on tangible book value has also garnered attention. We are pleased to report that our tangible book value per share increased this quarter, in spite of the impact of rising rates on accumulated other comprehensive income."

MAINTAINING A STRONG BALANCE SHEET:

	As of
	June 30, 2022	March 31, 2022	June 30, 2021
Annualized net loan charge-offs to avg. loans (1)	0.01%	0.05%	0.17%
Nonperforming assets to total loans, ORE and other nonperforming assets (NPAs)	0.09%	0.14%	0.27%
Classified asset ratio (Pinnacle Bank) (2)	2.90%	3.60%	6.80%
Allowance for credit losses (ACL) to total loans	1.03%	1.07%	1.20%
ACL to total loans, excluding PPP	1.04%	1.07%	1.27%
(1): Annualized net loan charge-offs to average loans ratios are computed by annualizing quarterly net loan charge-offs and dividing the result by average loans for the quarter.
(2): Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.

•Provision for credit losses was $12.9 million in the second quarter of 2022 compared to $2.7 million in the first quarter of 2022 and $2.8 million in the second quarter of 2021. Net charge-offs were $877,000 for the quarter ended June 30, 2022, compared to $3.0 million for the quarter ended March 31, 2022 and $10.0 million for the quarter ended June 30, 2021.
•Nonperforming assets were $23.7 million at June 30, 2022, compared to $35.1 million at March 31, 2022 and $62.7 million at June 30, 2021. The ratio of the allowance for credit losses to nonperforming loans at June 30, 2022 was 1,762.6 percent, compared to 982.9 percent at March 31, 2022 and 515.5 percent at June 30, 2021.
•Classified assets were $112.5 million at June 30, 2022, compared to $137.0 million at March 31, 2022 and $233.8 million at June 30, 2021.

"Our credit performance has been strong for many years, and thus far 2022 is no exception," Carpenter said. "Several of our loan credit metrics remain at the lowest point they have been at in many years. Our allowance for credit losses to total loans (ACL) decreased from 1.07 percent at March 31, 2022 to 1.03 percent at June 30, 2022. These ratios are higher than our ACL as reflected on Jan. 1, 2020 of 0.67 percent immediately following our adoption of CECL.
"Over the last few months, our credit officers have been very active in portfolio reviews and making sure we understand how inflation is impacting those borrowers that have outsized exposure to rapidly rising energy and labor costs. To that end, our emphasis has been on stress testing for all commercial borrowers and updated segment guidance for CRE. The good news thus far is that demand for our borrowers' products and services remains strong across our footprint and thus far our borrowers have continued to successfully combat the impact of inflation."

BOARD OF DIRECTORS DECLARES DIVIDENDS

On July 19, 2022, Pinnacle Financial's Board of Directors approved a quarterly cash dividend of $0.22 per common share to be paid on Aug. 26, 2022 to common shareholders of record as of the close of business on Aug. 5, 2022. Additionally, the Board of Directors approved a quarterly dividend of approximately $3.8 million, or $16.88 per share (or $0.422 per depositary share), on Pinnacle Financial's 6.75 percent Series B Non-Cumulative Perpetual Preferred Stock payable on Sept. 1, 2022 to shareholders of record at the close of business on Aug. 17, 2022. The amount and timing of any future dividend payments to both preferred and common shareholders will be subject to the approval of Pinnacle's Board of Directors.

WEBCAST AND CONFERENCE CALL INFORMATION

Pinnacle will host a webcast and conference call at 8:30 a.m. CT on July 20, 2022, to discuss second quarter 2022 results and other matters. For those who plan to watch and listen only without asking questions, please access the presentation and streaming audio on the investor relations page of Pinnacle’s website at www.pnfp.com.
For those who plan to watch, listen and ask questions, please register using this link. Once registered, you will receive an email with instructions for accessing the audio portion of the call only. To watch the presentation, as well, click the link on the investor relations page of www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 bank in the Nashville-Murfreesboro-Franklin MSA, according to 2021 deposit data from the FDIC, is listed by Forbes among the top 25 banks in the nation and earned a spot on the 2022 list of 100 Best Companies to Work

For® in the U.S., its sixth consecutive appearance. American Banker recognized Pinnacle as one of America’s Best Banks to Work For nine years in a row and No. 1 among banks with more than $11 billion in assets in 2021.
Pinnacle owns a 49 percent interest in Bankers Healthcare Group (BHG), which provides innovative, hassle-free financial solutions to healthcare practitioners and other licensed professionals. Great Place to Work and FORTUNE ranked BHG No. 4 on its 2021 list of Best Workplaces in New York State in the small/medium business category.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $40.1 billion in assets as of June 30, 2022. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 15 primarily urban markets across the Southeast.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
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Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to: (i) deterioration in the financial condition of borrowers of Pinnacle Bank and its subsidiaries or BHG, including as a result of the negative impact of inflationary pressures on our and BHG's customers and their businesses resulting in significant increases in loan losses and provisions for those losses and, in the case of BHG, substitutions; (ii) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating, including as a result of Pinnacle Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve; (iii) adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout Tennessee, North Carolina, South Carolina, Georgia, Alabama and Virginia, particularly in commercial and residential real estate markets; (iv) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the long-term historical growth rate of its, or such entities', loan portfolio; (v) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when Pinnacle Bank is seeking to limit the rates it pays on deposits; (vi) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (vii) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (viii) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of compression to net interest margin; (ix) the effects of new outbreaks of COVID-19, including actions taken by governmental officials to curb the spread of the virus, and the resulting impact on general economic and financial market conditions and on Pinnacle Financial's and its customers' business, results of operations, asset quality and financial condition; (x) further public acceptance of the booster shots of the vaccines that were developed against the virus as well as the decisions of governmental agencies with respect to vaccines including recommendations related to booster shots and requirements that seek to mandate that individuals receive or employers require that their employees receive the vaccine; (xi) those vaccines' efficacy against the virus, including new variants; (xii) the results of regulatory examinations; (xiii) Pinnacle Financial's ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xiv) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xv) BHG's ability to profitably grow its business and successfully execute on its business plans; (xvi) risks of expansion into new geographic or product markets; (xvii) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including goodwill or other intangible assets; (xviii) the ineffectiveness of Pinnacle Bank's hedging strategies, or the unexpected counterparty failure or hedge failure of the underlying hedges; (xix) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xx) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xxi) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Bank's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xxii) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xxiii) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Bank contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xxiv) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients; (xxv) the risks associated with Pinnacle Financial and Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company or all or a portion of their ownership interests in BHG (triggering a similar sale by Pinnacle Financial and Pinnacle Bank) if not prohibited from doing so by Pinnacle Financial or Pinnacle Bank; (xxvi) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxvii) fluctuations in the valuations of Pinnacle Financial's equity investments and the ultimate success of such investments; (xxviii) the availability of and access to capital; (xxix) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of Pinnacle Bank's participation in and execution of government programs related to the COVID-19 pandemic; and (xxx) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K for the year ended December 31, 2021, and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters
This release contains certain non-GAAP financial measures, including, without limitation, earnings per diluted common share, PPNR, efficiency ratio and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investment securities, FHLB restructuring charges, hedge termination charges and other matters for the accounting periods presented. This release also includes non-GAAP financial measures which exclude the impact of loans originated and forgiven and repaid under the PPP. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure as well as the impact of Pinnacle Financial's Series B Preferred Stock. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2022 versus certain periods in 2021 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED

(dollars in thousands, except for share and per share data)	June 30, 2022	December 31, 2021	June 30, 2021
ASSETS
Cash and noninterest-bearing due from banks	$265,507	$188,287	$159,863
Restricted cash	29,739	82,505	155,275
Interest-bearing due from banks	1,336,667	3,830,747	2,576,237
Cash and cash equivalents	1,631,913	4,101,539	2,891,375
Securities purchased with agreement to resell	1,328,876	1,000,000	500,000
Securities available-for-sale, at fair value	3,809,338	4,914,194	4,331,070
Securities held-to-maturity (fair value of $2.5 billion, $1.2 billion and $1.0 billion, net of allowance for credit losses of $1.2 million, $161 and $198 at June 30, 2022, Dec. 31, 2021 and June 30, 2021, respectively)	2,744,555	1,155,958	995,838
Consumer loans held-for-sale	67,467	45,806	56,968
Commercial loans held-for-sale	25,901	17,685	25,843
Loans	26,333,096	23,414,262	22,897,935
Less allowance for credit losses	(272,483)	(263,233)	(273,747)
Loans, net	26,060,613	23,151,029	22,624,188
Premises and equipment, net	302,389	288,182	287,992
Equity method investment	403,191	360,833	320,167
Accrued interest receivable	116,038	98,813	99,664
Goodwill	1,846,466	1,819,811	1,819,811
Core deposits and other intangible assets	37,617	33,819	37,963
Other real estate owned	8,237	8,537	9,602
Other assets	1,738,691	1,473,193	1,411,828
Total assets	$40,121,292	$38,469,399	$35,412,309
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$11,058,198	$10,461,071	$8,926,200
Interest-bearing	6,617,324	6,530,015	5,581,651
Savings and money market accounts	12,492,329	12,179,663	11,079,165
Time	2,427,452	2,133,784	2,630,587
Total deposits	32,595,303	31,304,533	28,217,603
Securities sold under agreements to repurchase	199,585	152,559	177,661
Federal Home Loan Bank advances	1,289,059	888,681	888,304
Subordinated debt and other borrowings	423,614	423,172	671,994
Accrued interest payable	13,551	12,504	15,776
Other liabilities	284,941	377,343	339,740
Total liabilities	34,806,053	33,158,792	30,311,078
Preferred stock, no par value, 10.0 million shares authorized; 225,000 shares non-cumulative perpetual preferred stock, Series B, liquidation preference $225.0 million, issued and outstanding at June 30, 2022, Dec. 31, 2021 and June 30, 2021, respectively	217,126	217,126	217,126
Common stock, par value $1.00; 180.0 million shares authorized; 76.4 million, 76.1 million and 76.1 million shares issued and outstanding at June 30, 2022, Dec. 31, 2021, and June 30, 2021, respectively	76,385	76,143	76,088
Additional paid-in capital	3,056,228	3,045,802	3,032,338
Retained earnings	2,096,950	1,864,350	1,629,580
Accumulated other comprehensive income (loss), net of taxes	(131,450)	107,186	146,099
Total stockholders' equity	5,315,239	5,310,607	5,101,231
Total liabilities and stockholders' equity	$40,121,292	$38,469,399	$35,412,309
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for share and per share data)	Three months ended			Six months ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Interest income:
Loans, including fees	$252,182	$227,047	$232,788	$479,229	$460,160
Securities
Taxable	12,725	11,048	8,359	23,773	16,087
Tax-exempt	19,898	17,446	16,546	37,344	32,044
Federal funds sold and other	7,571	3,076	1,543	10,647	2,862
Total interest income	292,376	258,617	259,236	550,993	511,153
Interest expense:
Deposits	18,181	10,250	13,861	28,431	31,329
Securities sold under agreements to repurchase	82	56	56	138	128
FHLB advances and other borrowings	9,539	8,836	12,094	18,375	23,601
Total interest expense	27,802	19,142	26,011	46,944	55,058
Net interest income	264,574	239,475	233,225	504,049	456,095
Provision for credit losses	12,907	2,720	2,834	15,627	10,069
Net interest income after provision for credit losses	251,667	236,755	230,391	488,422	446,026
Noninterest income:
Service charges on deposit accounts	11,616	11,030	8,906	22,646	17,213
Investment services	13,205	10,691	8,997	23,896	17,188
Insurance sales commissions	2,554	4,036	2,406	6,590	5,631
Gains on mortgage loans sold, net	2,150	4,066	6,700	6,216	20,366
Investment gains (losses) on sales, net	—	(61)	366	(61)	366
Trust fees	6,065	5,973	5,062	12,038	9,749
Income from equity method investment	49,465	33,655	32,071	83,120	61,021
Other noninterest income	40,447	34,106	33,699	74,553	59,382
Total noninterest income	125,502	103,496	98,207	228,998	190,916
Noninterest expense:
Salaries and employee benefits	126,611	121,852	110,824	248,463	213,552
Equipment and occupancy	26,921	25,536	23,321	52,457	46,541
Other real estate, net	86	105	(657)	191	(670)
Marketing and other business development	4,759	3,777	2,652	8,536	5,001
Postage and supplies	2,320	2,371	2,115	4,691	3,921
Amortization of intangibles	2,051	1,871	2,167	3,922	4,373
Other noninterest expense	33,290	27,149	25,718	60,439	48,118
Total noninterest expense	196,038	182,661	166,140	378,699	320,836
Income before income taxes	181,131	157,590	162,458	338,721	316,106
Income tax expense	36,004	28,480	30,668	64,484	58,888
Net income	145,127	129,110	131,790	274,237	257,218
Preferred stock dividends	(3,798)	(3,798)	(3,798)	(7,596)	(7,596)
Net income available to common shareholders	$141,329	$125,312	$127,992	$266,641	$249,622
Per share information:
Basic net income per common share	$1.87	$1.66	$1.70	$3.52	$3.31
Diluted net income per common share	$1.86	$1.65	$1.69	$3.51	$3.30
Weighted average common shares outstanding:
Basic	75,751,296	75,654,986	75,481,198	75,703,407	75,427,340
Diluted	75,940,500	75,930,372	75,809,974	75,934,025	75,735,763
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Unaudited)

(dollars and shares in thousands)	Preferred Stock Amount	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comp. Income (Loss), net	Total Shareholders' Equity
		Shares	Amounts
Balance at December 31, 2020	$217,126	75,850	$75,850	$3,028,063	$1,407,723	$175,849	$4,904,611
Exercise of employee common stock options & related tax benefits	—	18	18	386	—	—	404
Preferred dividends paid ($33.76 per share)	—	—	—	—	(7,596)	—	(7,596)
Common dividends paid ($0.36 per share)	—	—	—	—	(27,765)	—	(27,765)
Issuance of restricted common shares, net of forfeitures	—	175	175	(175)	—	—	—
Restricted shares withheld for taxes & related tax benefits	—	(42)	(42)	(3,153)	—	—	(3,195)
Issuance of common stock pursuant to restricted stock unit (RSU) and performance stock unit (PSU) agreements, net of shares withheld for taxes & related tax benefits	—	87	87	(3,851)	—	—	(3,764)
Compensation expense for restricted shares & performance stock units	—	—	—	11,068	—	—	11,068
Net income	—	—	—	—	257,218	—	257,218
Other comprehensive loss	—	—	—	—	—	(29,750)	(29,750)
Balance at June 30, 2021	$217,126	76,088	$76,088	$3,032,338	$1,629,580	$146,099	$5,101,231

Balance at December 31, 2021	$217,126	76,143	$76,143	$3,045,802	$1,864,350	$107,186	$5,310,607
Exercise of employee common stock options & related tax benefits	—	14	14	309	—	—	323
Preferred dividends paid ($33.76 per share)	—	—	—	—	(7,596)	—	(7,596)
Common dividends paid ($0.44 per share)	—	—	—	—	(34,041)	—	(34,041)
Issuance of restricted common shares, net of forfeitures	—	166	166	(166)	—	—	—
Restricted shares withheld for taxes & related tax benefits	—	(43)	(43)	(4,359)	—	—	(4,402)
Issuance of common stock pursuant to RSU and PSU agreements, net of shares withheld for taxes & related tax benefits	—	105	105	(5,566)	—	—	(5,461)
Compensation expense for restricted shares & performance stock units	—	—	—	20,208	—	—	20,208
Net income	—	—	—	—	274,237	—	274,237
Other comprehensive loss	—	—	—	—	—	(238,636)	(238,636)
Balance at June 30, 2022	$217,126	76,385	$76,385	$3,056,228	$2,096,950	$(131,450)	$5,315,239

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	June	March	December	September	June	March
	2022	2022	2021	2021	2021	2021
Balance sheet data, at quarter end:
Commercial and industrial loans	$9,244,708	8,213,204	7,703,428	7,079,431	6,771,254	6,355,119
Commercial real estate - owner occupied loans	3,243,018	3,124,275	3,048,822	2,954,519	2,817,689	2,869,785
Commercial real estate - investment loans	4,909,598	4,707,761	4,607,048	4,597,736	4,644,551	4,782,712
Commercial real estate - multifamily and other loans	951,998	718,822	614,656	621,471	724,253	790,469
Consumer real estate - mortgage loans	4,047,051	3,813,252	3,680,684	3,540,439	3,335,537	3,086,916
Construction and land development loans	3,386,866	3,277,029	2,903,017	3,096,961	2,791,611	2,568,969
Consumer and other loans	498,757	487,499	485,489	459,182	440,124	411,322
Paycheck protection program loans	51,100	157,180	371,118	708,722	1,372,916	2,221,409
Total loans	26,333,096	24,499,022	23,414,262	23,058,461	22,897,935	23,086,701
Allowance for credit losses	(272,483)	(261,618)	(263,233)	(268,635)	(273,747)	(280,881)
Securities	6,553,893	6,136,109	6,070,152	5,623,890	5,326,908	4,691,364
Total assets	40,121,292	39,400,378	38,469,399	36,523,936	35,412,309	35,299,705
Noninterest-bearing deposits	11,058,198	10,986,194	10,461,071	9,809,691	8,926,200	8,103,943
Total deposits	32,595,303	32,295,814	31,304,533	29,369,807	28,217,603	28,292,940
Securities sold under agreements to repurchase	199,585	219,530	152,559	148,240	177,661	172,117
FHLB advances	1,289,059	888,870	888,681	888,493	888,304	888,115
Subordinated debt and other borrowings	423,614	423,319	423,172	542,712	671,994	671,002
Total stockholders' equity	5,315,239	5,280,950	5,310,607	5,191,798	5,101,231	4,959,524
Balance sheet data, quarterly averages:
Total loans	$25,397,389	23,848,533	23,225,735	22,986,835	23,179,803	22,848,086
Securities	6,446,774	6,143,664	5,813,636	5,451,232	5,036,786	4,666,269
Federal funds sold and other	2,837,679	4,799,946	4,356,113	3,743,074	3,143,078	3,356,199
Total earning assets	34,681,842	34,792,143	33,395,484	32,181,141	31,359,667	30,870,554
Total assets	38,780,786	38,637,221	37,132,078	35,896,130	35,053,772	34,659,132
Noninterest-bearing deposits	10,803,439	10,478,403	10,240,393	9,247,382	8,500,465	7,620,665
Total deposits	31,484,100	31,538,985	30,034,026	28,739,871	28,013,659	27,620,784
Securities sold under agreements to repurchase	216,846	179,869	141,781	164,837	173,268	143,586
FHLB advances	1,095,531	888,746	888,559	888,369	888,184	934,662
Subordinated debt and other borrowings	427,191	441,755	484,389	586,387	674,162	673,662
Total stockholders' equity	5,316,219	5,331,405	5,262,586	5,176,625	5,039,608	4,953,656
Statement of operations data, for the three months ended:
Interest income	$292,376	258,617	259,193	260,868	259,236	251,917
Interest expense	27,802	19,142	20,430	23,325	26,011	29,047
Net interest income	264,574	239,475	238,763	237,543	233,225	222,870
Provision for credit losses	12,907	2,720	2,675	3,382	2,834	7,235
Net interest income after provision for credit losses	251,667	236,755	236,088	234,161	230,391	215,635
Noninterest income	125,502	103,496	100,723	104,095	98,207	92,709
Noninterest expense	196,038	182,661	170,417	168,851	166,140	154,696
Income before taxes	181,131	157,590	166,394	169,405	162,458	153,648
Income tax expense	36,004	28,480	32,866	32,828	30,668	28,220
Net income	145,127	129,110	133,528	136,577	131,790	125,428
Preferred stock dividends	(3,798)	(3,798)	(3,798)	(3,798)	(3,798)	(3,798)
Net income available to common shareholders	$141,329	125,312	129,730	132,779	127,992	121,630
Profitability and other ratios:
Return on avg. assets (1)	1.46%	1.32%	1.39%	1.47%	1.46%	1.42%
Return on avg. equity (1)	10.66%	9.53%	9.78%	10.18%	10.19%	9.96%
Return on avg. common equity (1)	11.12%	9.94%	10.20%	10.62%	10.65%	10.41%
Return on avg. tangible common equity (1)	17.62%	15.63%	16.13%	16.98%	17.32%	17.16%
Common stock dividend payout ratio (16)	12.63%	12.94%	10.65%	11.13%	11.73%	13.69%
Net interest margin (2)	3.17%	2.89%	2.96%	3.03%	3.08%	3.02%
Noninterest income to total revenue (3)	32.17%	30.18%	29.67%	30.47%	29.63%	29.38%
Noninterest income to avg. assets (1)	1.30%	1.09%	1.08%	1.15%	1.12%	1.08%
Noninterest exp. to avg. assets (1)	2.03%	1.92%	1.82%	1.87%	1.90%	1.81%
Efficiency ratio (4)	50.26%	53.26%	50.20%	49.42%	50.13%	49.02%
Avg. loans to avg. deposits	80.67%	75.62%	77.33%	79.98%	82.74%	82.72%
Securities to total assets	16.34%	15.57%	15.78%	15.40%	15.04%	13.29%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	June 30, 2022			June 30, 2021
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$25,397,389	$252,182	4.07%	$23,179,803	$232,788	4.11%
Securities
Taxable	3,420,950	12,725	1.49%	2,581,063	8,359	1.30%
Tax-exempt (2)	3,025,824	19,898	3.19%	2,455,723	16,546	3.25%
Interest-bearing due from banks	1,332,463	2,611	0.79%	2,484,192	556	0.09%
Resell agreements	1,326,790	3,844	1.16%	484,066	410	0.34%
Federal funds sold	—	—	—%	17,405	—	—%
Other	178,426	1,116	2.51%	157,415	577	1.47%
Total interest-earning assets	34,681,842	$292,376	3.49%	31,359,667	$259,236	3.42%
Nonearning assets
Intangible assets	1,882,546			1,859,170
Other nonearning assets	2,216,398			1,834,935
Total assets	$38,780,786			$35,053,772

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	6,520,804	6,134	0.38%	5,453,520	2,407	0.18%
Savings and money market	12,084,911	9,071	0.30%	11,288,119	5,658	0.20%
Time	2,074,946	2,976	0.58%	2,771,555	5,796	0.84%
Total interest-bearing deposits	20,680,661	18,181	0.35%	19,513,194	13,861	0.28%
Securities sold under agreements to repurchase	216,846	82	0.15%	173,268	56	0.13%
Federal Home Loan Bank advances	1,095,531	5,231	1.92%	888,184	4,501	2.03%
Subordinated debt and other borrowings	427,191	4,308	4.04%	674,162	7,593	4.52%
Total interest-bearing liabilities	22,420,229	27,802	0.50%	21,248,808	26,011	0.49%
Noninterest-bearing deposits	10,803,439	—	—	8,500,465	—	—
Total deposits and interest-bearing liabilities	33,223,668	$27,802	0.34%	29,749,273	$26,011	0.35%
Other liabilities	240,899			264,891
Stockholders' equity	5,316,219			5,039,608
Total liabilities and stockholders' equity	$38,780,786			$35,053,772
Net interest income		$264,574			$233,225
Net interest spread (3)			2.99%			2.93%
Net interest margin (4)			3.17%			3.08%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $9.6 million of taxable equivalent income for the three months ended June 30, 2022 compared to $7.9 million for the three months ended June 30, 2021. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the three months ended June 30, 2022 would have been 3.16% compared to a net interest spread of 3.07% for the three months ended June 30, 2021.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Six months ended			Six months ended
	June 30, 2022			June 30, 2021
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$24,627,240	$479,229	4.01%	$23,014,861	$460,160	4.11%
Securities
Taxable	3,381,538	23,773	1.42%	2,427,050	16,087	1.34%
Tax-exempt (2)	2,914,519	37,344	3.12%	2,425,501	32,044	3.20%
Interest-bearing due from banks	2,334,566	3,914	0.34%	2,824,360	1,268	0.09%
Resell agreements	1,304,392	5,058	0.78%	245,857	410	0.34%
Federal funds sold	—	—	—%	20,092	—	—%
Other	174,434	1,675	1.94%	158,741	1,184	1.50%
Total interest-earning assets	34,736,689	$550,993	3.30%	31,116,462	$511,153	3.41%
Nonearning assets
Intangible assets	1,873,190			1,860,272
Other nonearning assets	2,099,522			1,880,809
Total assets	$38,709,401			$34,857,543

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	6,456,418	8,733	0.27%	5,459,919	5,007	0.18%
Savings and money market	12,334,678	14,195	0.23%	11,304,640	12,371	0.22%
Time	2,078,477	5,503	0.53%	2,990,753	13,951	0.94%
Total interest-bearing deposits	20,869,573	28,431	0.27%	19,755,312	31,329	0.32%
Securities sold under agreements to repurchase	198,459	138	0.14%	158,509	128	0.16%
Federal Home Loan Bank advances	992,710	9,705	1.97%	911,295	8,995	1.99%
Subordinated debt and other borrowings	434,433	8,670	4.02%	673,913	14,606	4.37%
Total interest-bearing liabilities	22,495,175	46,944	0.42%	21,499,029	55,058	0.52%
Noninterest-bearing deposits	10,641,819	—	—	8,062,995	—	—
Total deposits and interest-bearing liabilities	33,136,994	$46,944	0.29%	29,562,024	$55,058	0.38%
Other liabilities	248,637			298,649
Stockholders' equity	5,323,770			4,996,870
Total liabilities and stockholders' equity	$38,709,401			$34,857,543
Net interest income		$504,049			$456,095
Net interest spread (3)			2.88%			2.89%
Net interest margin (4)			3.03%			3.05%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $18.1 million of taxable equivalent income for the six months ended June 30, 2022 compared to $15.2 million for the six months ended June 30, 2021. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the six months ended June 30, 2022 would have been 3.02% compared to a net interest spread of 3.04% for the six months ended June 30, 2021.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	June	March	December	September	June	March
	2022	2022	2021	2021	2021	2021
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$15,459	26,616	31,569	46,692	53,105	72,135
ORE and other nonperforming assets (NPAs)	8,237	8,437	8,537	8,415	9,602	10,651
Total nonperforming assets	$23,696	35,053	40,106	55,107	62,707	82,786
Past due loans over 90 days and still accruing interest	$3,840	1,605	1,607	1,914	1,810	2,833
Accruing troubled debt restructurings (5)	$2,279	2,317	2,354	2,397	2,428	2,460
Accruing purchase credit deteriorated loans	$9,194	12,661	13,086	12,158	12,400	13,904
Net loan charge-offs	$877	2,958	8,077	9,281	9,968	11,397
Allowance for credit losses to nonaccrual loans	1,762.6%	982.9%	833.8%	575.3%	515.5%	389.4%
As a percentage of total loans:
Past due accruing loans over 30 days	0.11%	0.11%	0.09%	0.09%	0.07%	0.09%
Potential problem loans (6)	0.32%	0.41%	0.47%	0.60%	0.74%	0.70%
Allowance for credit losses (20)	1.03%	1.07%	1.12%	1.17%	1.20%	1.22%
Nonperforming assets to total loans, ORE and other NPAs	0.09%	0.14%	0.17%	0.24%	0.27%	0.36%
Classified asset ratio (Pinnacle Bank) (8)	2.9%	3.6%	4.1%	5.6%	6.8%	7.3%
Annualized net loan charge-offs to avg. loans (7)	0.01%	0.05%	0.14%	0.16%	0.17%	0.20%
Wtd. avg. commercial loan internal risk ratings (6)	44.5	44.9	45.3	46.0	46.1	45.2

Interest rates and yields:
Loans	4.07%	3.94%	4.04%	4.13%	4.11%	4.11%
Securities	2.29%	2.12%	2.08%	2.04%	2.25%	2.29%
Total earning assets	3.49%	3.11%	3.20%	3.32%	3.42%	3.41%
Total deposits, including non-interest bearing	0.23%	0.13%	0.14%	0.17%	0.20%	0.26%
Securities sold under agreements to repurchase	0.15%	0.13%	0.15%	0.14%	0.13%	0.20%
FHLB advances	1.92%	2.04%	2.04%	2.04%	2.03%	1.95%
Subordinated debt and other borrowings	4.04%	4.00%	4.23%	4.45%	4.52%	4.22%
Total deposits and interest-bearing liabilities	0.34%	0.23%	0.26%	0.30%	0.35%	0.40%

Capital and other ratios (8):
Pinnacle Financial ratios:
Stockholders' equity to total assets	13.2%	13.4%	13.8%	14.2%	14.4%	14.0%
Common equity Tier one	10.2%	10.5%	10.9%	10.5%	10.5%	10.3%
Tier one risk-based	10.9%	11.2%	11.7%	11.3%	11.3%	11.2%
Total risk-based	12.9%	13.3%	13.8%	14.0%	14.5%	14.5%
Leverage	9.8%	9.5%	9.7%	9.3%	9.2%	8.9%
Tangible common equity to tangible assets	8.4%	8.5%	8.8%	9.0%	9.0%	8.6%
Pinnacle Bank ratios:
Common equity Tier one	11.0%	11.4%	11.9%	11.7%	11.9%	11.8%
Tier one risk-based	11.0%	11.4%	11.9%	11.7%	11.9%	11.8%
Total risk-based	11.7%	12.1%	12.6%	12.5%	13.1%	13.0%
Leverage	9.9%	9.6%	9.9%	9.7%	9.6%	9.4%
Construction and land development loans as a percentage of total capital (19)	87.4%	87.4%	79.1%	89.3%	80.1%	76.0%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (19)	250.2%	243.7%	234.1%	252.4%	248.8%	256.0%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	June	March	December	September	June	March
	2022	2022	2021	2021	2021	2021

Per share data:
Earnings per common share – basic	$1.87	1.66	1.72	1.76	1.70	1.61
Earnings per common share - basic, excluding non-GAAP adjustments	$1.87	1.66	1.71	1.76	1.69	1.61
Earnings per common share – diluted	$1.86	1.65	1.71	1.75	1.69	1.61
Earnings per common share - diluted, excluding non-GAAP adjustments	$1.86	1.65	1.70	1.75	1.68	1.61
Common dividends per share	$0.22	0.22	0.18	0.18	0.18	0.18
Book value per common share at quarter end (9)	$66.74	66.30	66.89	65.36	64.19	62.33
Tangible book value per common share at quarter end (9)	$42.08	41.65	42.55	40.98	39.77	37.88
Revenue per diluted common share	$5.14	4.52	4.47	4.50	4.37	4.17
Revenue per diluted common share, excluding non-GAAP adjustments	$5.14	4.52	4.46	4.50	4.37	4.17

Investor information:
Closing sales price of common stock on last trading day of quarter	$72.31	92.08	95.50	94.08	88.29	88.66
High closing sales price of common stock during quarter	$91.42	110.41	104.72	98.00	92.94	93.58
Low closing sales price of common stock during quarter	$68.56	90.46	90.20	83.84	84.25	63.48

Closing sales price of depositary shares on last trading day of quarter	$25.19	26.72	28.21	28.14	29.13	27.62
High closing sales price of depositary shares during quarter	$26.44	28.53	28.99	29.23	29.13	27.83
Low closing sales price of depositary shares during quarter	$24.75	25.63	27.42	28.00	27.38	26.83

Other information:
Residential mortgage loan sales:
Gross loans sold	$239,736	270,793	352,342	347,664	394,299	546,963
Gross fees (10)	$6,523	5,700	10,098	11,215	15,552	18,793
Gross fees as a percentage of loans originated	2.72%	2.11%	2.87%	3.23%	3.94%	3.44%
Net gain on residential mortgage loans sold	$2,150	4,066	4,244	7,814	6,700	13,666
Investment gains (losses) on sales of securities, net (15)	$—	(61)	393	—	366	—
Brokerage account assets, at quarter end (11)	$6,761,480	7,158,939	7,187,085	6,597,152	6,344,416	5,974,884
Trust account managed assets, at quarter end	$4,207,406	4,499,911	4,720,290	4,155,510	3,640,932	3,443,373
Core deposits (12)	$30,011,444	30,398,683	29,316,911	27,170,367	25,857,639	24,961,390
Core deposits to total funding (12)	87.0%	89.9%	89.5%	87.8%	86.3%	83.1%
Risk-weighted assets	$33,366,074	31,170,258	29,349,534	27,945,624	26,819,277	26,105,158
Number of offices	119	119	118	117	116	115
Total core deposits per office	$252,197	255,451	248,448	232,225	222,911	217,141
Total assets per full-time equivalent employee	$13,052	13,186	13,541	13,188	13,087	13,468
Annualized revenues per full-time equivalent employee	$509.0	465.5	474.1	489.4	491.3	488.3
Annualized expenses per full-time equivalent employee	$255.8	247.9	238.0	241.9	246.3	239.4
Number of employees (full-time equivalent)	3,074.0	2,988.0	2,841.0	2,769.5	2,706.0	2,621.0
Associate retention rate (13)	93.3%	93.1%	93.4%	93.4%	93.3%	94.4%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Six months ended
(dollars in thousands, except per share data)	June	March	June	June	June
	2022	2022	2021	2022	2021

Net interest income	$264,574	239,475	233,225	504,049	456,095

Noninterest income	125,502	103,496	98,207	228,998	190,916
Total revenues	390,076	342,971	331,432	733,047	647,011
Less: Investment (gains) losses on sales of securities, net	—	61	(366)	61	(366)
Total revenues excluding the impact of adjustments noted above	$390,076	343,032	331,066	733,108	646,645

Noninterest expense	$196,038	182,661	166,140	378,699	320,836
Less: ORE expense (benefit)	86	105	(657)	191	(670)
Noninterest expense excluding the impact of adjustments noted above	$195,952	182,556	166,797	378,508	321,506

Pre-tax income	$181,131	157,590	162,458	338,721	316,106
Provision for credit losses	12,907	2,720	2,834	15,627	10,069
Pre-tax pre-provision net revenue	194,038	160,310	165,292	354,348	326,175
Adjustments noted above	86	166	(1,023)	252	(1,036)
Adjusted pre-tax pre-provision net revenue (14)	$194,124	160,476	164,269	354,600	325,139

Noninterest income	$125,502	103,496	98,207	228,998	190,916
Less: Adjustments as noted above	—	61	(366)	61	(366)
Noninterest income excluding the impact of adjustments noted above	$125,502	103,557	97,841	229,059	190,550

Efficiency ratio (4)	50.26%	53.26%	50.13%	51.66%	49.59%
Adjustments as noted above	(0.03)%	(0.04)%	0.25%	(0.03)%	0.13%
Efficiency ratio (excluding adjustments noted above) (4)	50.23%	53.22%	50.38%	51.63%	49.72%

Total average assets	$38,780,786	38,637,221	35,053,772	38,709,401	34,857,543

Noninterest income to average assets (1)	1.30%	1.09%	1.12%	1.19%	1.10%
Adjustments as noted above	—%	—%	—%	—%	—%
Noninterest income (excluding adjustments noted above) to average assets (1)	1.30%	1.09%	1.12%	1.19%	1.10%

Noninterest expense to average assets (1)	2.03%	1.92%	1.90%	1.97%	1.86%
Adjustments as noted above	—%	—%	0.01%	—%	—%
Noninterest expense (excluding adjustments noted above) to average assets (1)	2.03%	1.92%	1.91%	1.97%	1.86%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	June	March	December	September	June	March
	2022	2022	2021	2021	2021	2021
Net income available to common shareholders	$141,329	125,312	129,730	132,779	127,992	121,630
Investment (gains) losses on sales of securities, net	—	61	(393)	—	(366)	—
ORE expense (benefit)	86	105	37	(79)	(657)	(13)
Tax effect on adjustments noted above (18)	(22)	(43)	93	21	267	3
Net income available to common shareholders excluding adjustments noted above	$141,393	125,435	129,467	132,721	127,236	121,620

Basic earnings per common share	$1.87	1.66	1.72	1.76	1.70	1.61
Adjustment due to investment (gains) losses on sales of securities, net	—	—	(0.01)	—	—	—
Adjustment due to ORE expense (benefit)	—	—	—	—	(0.01)	—
Adjustment due to tax effect on adjustments noted above (18)	—	—	—	—	—	—
Basic earnings per common share excluding adjustments noted above	$1.87	1.66	1.71	1.76	1.69	1.61

Diluted earnings per common share	$1.86	1.65	1.71	1.75	1.69	1.61
Adjustment due to investment (gains) losses on sales of securities, net	—	—	(0.01)	—	—	—
Adjustment due to ORE expense (benefit)	—	—	—	—	(0.01)	—
Adjustment due to tax effect on adjustments noted above (18)	—	—	—	—	—	—
Diluted earnings per common share excluding the adjustments noted above	$1.86	1.65	1.70	1.75	1.68	1.61

Revenue per diluted common share	$5.14	4.52	4.47	4.50	4.37	4.17
Adjustments as noted above	—	—	(0.01)	—	—	—
Revenue per diluted common share excluding adjustments noted above	$5.14	4.52	4.46	4.50	4.37	4.17

Book value per common share at quarter end (9)	$66.74	66.30	66.89	65.36	64.19	62.33
Adjustment due to goodwill, core deposit and other intangible assets	(24.66)	(24.65)	(24.34)	(24.38)	(24.42)	(24.45)
Tangible book value per common share at quarter end (9)	$42.08	41.65	42.55	40.98	39.77	37.88

Paycheck Protection Program (PPP)
PPP net interest income	$4,060	10,690	15,131	20,420	24,618	20,913
Income tax expense at statutory rates (18)	1,061	2,794	3,955	5,338	6,435	5,467
Earnings attributable to PPP	2,999	7,896	11,176	15,082	18,183	15,446

Basic earnings per common share attributable to PPP	$0.04	0.10	0.15	0.20	0.24	0.20
Diluted earnings per common share attributable to PPP	$0.04	0.10	0.15	0.20	0.24	0.20

Equity method investment (17)
Fee income from BHG, net of amortization	$49,465	33,655	30,844	30,409	32,071	28,950
Funding cost to support investment	1,998	666	388	379	1,230	1,205
Pre-tax impact of BHG	47,467	32,989	30,456	30,030	30,841	27,745
Income tax expense at statutory rates (18)	12,408	8,623	7,961	7,850	8,062	7,253
Earnings attributable to BHG	$35,059	24,366	22,495	22,180	22,779	20,492

Basic earnings per common share attributable to BHG	$0.46	0.32	0.30	0.29	0.30	0.27
Diluted earnings per common share attributable to BHG	$0.46	0.32	0.30	0.29	0.30	0.27

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Six months ended
(dollars in thousands, except per share data)	June 30,
	2022	2021
Net income available to common shareholders	$266,641	249,622
Investment (gains) losses on sales of securities, net	61	(366)
ORE expense (benefit)	191	(670)
Tax effect on adjustments noted above (18)	(66)	271
Net income available to common shareholders excluding adjustments noted above	$266,827	248,857

Basic earnings per common share	$3.52	3.31
Adjustment due to investment (gains) losses on sales of securities, net	—	—
Adjustment due to ORE expense (benefit)	—	(0.01)
Adjustment due to tax effect on adjustments noted above (18)	—	—
Basic earnings per common share excluding adjustments noted above	$3.52	3.30

Diluted earnings per common share	3.51	3.30
Adjustment due to investment (gains) losses on sales of securities, net	—	—
Adjustment due to ORE expense (benefit)	—	(0.01)
Adjustment due to tax effect on adjustments noted above (18)	—	—
Diluted earnings per common share excluding the adjustments noted above	$3.51	3.29

Revenue per diluted common share	$9.65	8.54
Adjustments as noted above	—	—
Revenue per diluted common share excluding adjustments noted above	$9.65	8.54

Paycheck Protection Program (PPP)
PPP net interest income	14,729	45,541
Income tax expense at statutory rates (18)	3,850	11,904
Earnings attributable to PPP	$10,879	33,637

Basic earnings per common share attributable to PPP	$0.14	0.45
Diluted earnings per common share attributable to PPP	$0.14	0.44

Equity method investment (17)
Fee income from BHG, net of amortization	$83,120	61,021
Funding cost to support investment	2,664	2,435
Pre-tax impact of BHG	80,456	58,586
Income tax expense at statutory rates (18)	21,031	15,314
Earnings attributable to BHG	$59,425	43,272

Basic earnings per common share attributable to BHG	$0.78	0.57
Diluted earnings per common share attributable to BHG	$0.78	0.57

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Six months ended
(dollars in thousands, except per share data)	June	March	June	June	June
	2022	2022	2021	2022	2021

Return on average assets (1)	1.46%	1.32%	1.46%	1.39%	1.44%
Adjustments as noted above	—%	—%	—%	—%	—%
Return on average assets excluding adjustments noted above (1)	1.46%	1.32%	1.46%	1.39%	1.44%

Tangible assets:
Total assets	$40,121,292	39,400,378	35,412,309	$40,121,292	35,412,309
Less: Goodwill	(1,846,466)	(1,850,951)	(1,819,811)	(1,846,466)	(1,819,811)
Core deposit and other intangible assets	(37,617)	(31,997)	(37,963)	(37,617)	(37,963)
Net tangible assets	$38,237,209	37,517,430	33,554,535	$38,237,209	33,554,535

Tangible common equity:
Total stockholders' equity	$5,315,239	5,280,950	5,101,231	$5,315,239	5,101,231
Less: Preferred stockholders' equity	(217,126)	(217,126)	(217,126)	(217,126)	(217,126)
Total common stockholders' equity	5,098,113	5,063,824	4,884,105	5,098,113	4,884,105
Less: Goodwill	(1,846,466)	(1,850,951)	(1,819,811)	(1,846,466)	(1,819,811)
Core deposit and other intangible assets	(37,617)	(31,997)	(37,963)	(37,617)	(37,963)
Net tangible common equity	$3,214,030	3,180,876	3,026,331	$3,214,030	3,026,331

Ratio of tangible common equity to tangible assets	8.41%	8.48%	9.02%	8.41%	9.02%

Average tangible assets:
Average assets	$38,780,786	38,637,221	35,053,772	$38,709,401	34,857,543
Less: Average goodwill	(1,851,137)	(1,830,553)	(1,819,811)	(1,840,902)	(1,819,811)
Average core deposit and other intangible assets	(31,409)	(33,177)	(39,360)	(32,288)	(40,461)
Net average tangible assets	$36,898,240	36,773,491	33,194,601	$36,836,211	32,997,271

Return on average assets (1)	1.46%	1.32%	1.46%	1.39%	1.44%
Adjustment due to goodwill, core deposit and other intangible assets	0.08%	0.06%	0.09%	0.07%	0.09%
Return on average tangible assets (1)	1.54%	1.38%	1.55%	1.46%	1.53%
Adjustments as noted above	—%	—%	(0.01)%	—%	(0.01)%
Return on average tangible assets excluding adjustments noted above (1)	1.54%	1.38%	1.54%	1.46%	1.52%

Average tangible common equity:
Average stockholders' equity	$5,316,219	5,331,405	5,039,608	$5,323,770	4,996,870
Less: Average preferred equity	(217,126)	(217,126)	(217,126)	(217,126)	(217,126)
Average common equity	5,099,093	5,114,279	4,822,482	5,106,644	4,779,744
Less: Average goodwill	(1,851,137)	(1,830,553)	(1,819,811)	(1,840,902)	(1,819,811)
Average core deposit and other intangible assets	(31,409)	(33,177)	(39,360)	(32,288)	(40,461)
Net average tangible common equity	$3,216,547	3,250,549	2,963,311	$3,233,454	2,919,472

Return on average equity (1)	10.66%	9.53%	10.19%	10.10%	10.07%
Adjustment due to average preferred stockholders' equity	0.46%	0.41%	0.46%	0.43%	0.46%
Return on average common equity (1)	11.12%	9.94%	10.65%	10.53%	10.53%
Adjustment due to goodwill, core deposit and other intangible assets	6.50%	5.69%	6.67%	6.10%	6.71%
Return on average tangible common equity (1)	17.62%	15.63%	17.32%	16.63%	17.24%
Adjustments as noted above	0.01%	0.02%	(0.10)%	0.01%	(0.05)%
Return on average tangible common equity excluding adjustments noted above (1)	17.63%	15.65%	17.22%	16.64%	17.19%

Allowance for credit losses on loans as a percent of total loans (20)	1.03%	1.07%	1.20%	1.03%	1.20%
Impact of excluding PPP loans from total loans	0.01%	—%	0.07%	0.01%	0.07%
Allowance as adjusted for the above exclusion of PPP loans from total loans (20)	1.04%	1.07%	1.27%	1.04%	1.27%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Troubled debt restructurings include loans where the Company, as a result of the borrower's financial difficulties, has granted a credit concession to the borrower (i.e., interest only payments for a significant period of time, extending the maturity of the loan, etc.). All of these loans continue to accrue interest at the contractual rate. Troubled debt restructurings do not include, beginning with the quarter ended March 31, 2020, loans for which the Company has granted a deferral of interest and/or principal or other modification pursuant to the guidance issued by the FDIC providing for relief under the Coronavirus Aid, Relief and Economic Security Act.
6. Average risk ratings are based on an internal loan review system which assigns a numeric value of 10 to 100 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. The risk rating scale was changed to allow for granularity, if needed, in criticized and classified risk ratings to distinguish accrual status or structural loan issues. A "10" risk rating is assigned to credits that exhibit Excellent risk characteristics, "20" exhibit Very Good risk characteristics, "30" Good, "40" Satisfactory, "50" Acceptable or Average, "60" Watch List, "70" Criticized, "80" Classified or Substandard, "90" Doubtful and "100" Loss (which are charged-off immediately). Additionally, loans rated "80" or worse that are not nonperforming or restructured loans are considered potential problem loans. Generally, consumer loans are not subjected to internal risk ratings.
7. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
8. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total stockholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total stockholders' equity less end of period preferred stock, goodwill, core deposit and other intangibles as a percentage of end of period assets less end of period goodwill, core deposit and other intangibles.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
9. Book value per common share computed by dividing total common stockholders' equity by common shares outstanding. Tangible book value per common share computed by dividing total common stockholders' equity, less goodwill, core deposit and other intangibles by common shares outstanding.
10. Amounts are included in the statement of operations in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
12. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
13. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end. Associate retention rate does not include associates at acquired institutions displaced by merger.
14. Adjusted pre-tax, pre-provision net revenue excludes the impact of ORE expenses and income and investment gains and losses on sales of securities.
15. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
16. The dividend payout ratio is calculated as the sum of the annualized dividend rate for dividends paid on common shares divided by the trailing 12-months fully diluted earnings per common share as of the dividend declaration date.
17. Earnings from equity method investment includes the impact of the issuance of subordinated debt as well as the funding costs of the overall franchise. Income tax expense is calculated using statutory tax rates.
18. Tax effect calculated using the blended statutory rate of 26.14 percent.
19. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.
20. Effective January 1, 2020 Pinnacle Financial adopted the current expected credit loss accounting standard which requires the recognition of all losses expected to be recorded over a loan's life.